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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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/ /	Preliminary Proxy Statement
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/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to Rule 14a-12
SIERRA HEALTH SERVICES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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/x/	No Fee Required.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
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P.O. Box 15645
Las Vegas, Nevada 89114-5645

April 18, 2003

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Sierra Health Services, Inc., which will be held on Thursday, May 22, 2003, at 10:00 a.m., local time, in the Chairman's Auditorium at the Sierra Health Services corporate complex, 2716 North Tenaya Way, Las Vegas, Nevada.

        The following Notice of Annual Meeting of Stockholders and Proxy Statement describes the items to be considered by the stockholders and contains certain information about the Company and its officers and Directors.

        Please sign and return the enclosed proxy card as soon as possible in the envelope provided so that your shares can be voted at the meeting in accordance with your instructions. Even if you plan to attend the meeting, we urge you to sign and promptly return the enclosed proxy. You can revoke the proxy at any time prior to voting, or vote your shares personally if you attend the meeting. We look forward to seeing you.

                      Sincerely,

                      Anthony M. Marlon, M.D.
                       Chairman of the Board and
                      Chief Executive Officer and President

SIERRA HEALTH SERVICES, INC.
P.O. Box 15645
Las Vegas, Nevada 89114-5645

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, MAY 22, 2003

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sierra Health Services, Inc., a Nevada corporation (the "Company"), will be held at 10:00 a.m., local time, Thursday, May 22, 2003, in the Chairman's Auditorium at the Sierra Health Services corporate complex, 2716 North Tenaya Way, Las Vegas, Nevada, for the following purposes:

  1.
  To elect four Directors for two-year terms and until their successors are duly elected and qualified.
  2.
  To reapprove the business criteria used for setting performance goals under the 1995 Long-Term Incentive Plan, in order to qualify certain awards for tax deductibility until 2008.
  3.
  To ratify the appointment of Deloitte & Touche LLP as the Company's auditors for 2003.
  4.
  To transact such other business as may properly come before the meeting or any adjournments thereof.

        Only holders of record of the Company's Common Stock at the close of business on April 4, 2003 will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. As described in the attached Proxy Statement, the Board of Directors' nominees for election at the Annual Meeting as Directors of the Company are Thomas Y. Hartley, Michael E. Luce, Anthony M. Marlon, M.D., and Anthony L. Watson.

        You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, please fill out, sign, date and return at your earliest convenience, in the envelope provided, the enclosed proxy card which is being solicited on behalf of the Company's Board of Directors. The proxy card shows the form in which your shares of Common Stock are registered. Your signature must be in the same form. The return of the proxy card does not affect your right to vote in person should you decide to attend the Annual Meeting. We look forward to seeing you.

                      By Order of the Board of Directors,

                      Frank E. Collins
                       Secretary

Las Vegas, Nevada
April 18, 2003

IMPORTANT

        IN ORDER TO ENSURE THAT A QUORUM WILL BE REPRESENTED AT THE ANNUAL MEETING, WE URGE STOCKHOLDERS TO COMPLETE, SIGN, DATE AND RETURN THEIR PROXY CARDS AS SOON AS POSSIBLE. A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. THE GIVING OF THIS PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU DECIDE TO ATTEND THE ANNUAL MEETING.

SIERRA HEALTH SERVICES, INC.
P.O. Box 15645
Las Vegas, Nevada 89114-5645

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS

ON THURSDAY, MAY 22, 2003

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sierra Health Services, Inc., a Nevada corporation, for use at the 2003 Annual Meeting of Stockholders of the Company (the "2003 Annual Meeting") to be held at 10:00 a.m., local time, on Thursday, May 22, 2003, in the Chairman's Auditorium at the Sierra Health Services corporate complex, 2716 North Tenaya Way, Las Vegas, Nevada, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent to the Company's stockholders is April 18, 2003.

VOTING OF PROXY; REVOCATION

        A proxy in the accompanying form that is properly executed, returned, and not subsequently revoked will be voted in accordance with instructions contained thereon. If no instructions are given with respect to the matters to be acted on, proxies will be voted as follows: (i) for the election of the four nominees described herein, (ii) for the reapproval of business criteria used for setting performance goals under the 1995 Long-Term Incentive Plan, (iii) for the ratification of the appointment of auditors, and (iv) otherwise in accordance with the best judgment of the person or persons voting the proxy on any other matter properly brought before the 2003 Annual Meeting. Any stockholder who signs and returns the proxy may revoke it at any time before it is exercised by (i) delivering written notice to the Secretary of the Company of its revocation, (ii) executing and delivering to the Secretary of the Company a later dated proxy, or (iii) by appearing in person at the 2003 Annual Meeting and expressing a desire to vote his or her shares in person. See "Other Matters."

EXPENSES OF SOLICITATION

        The expenses of the preparation of proxy materials and the solicitation of proxies for the 2003 Annual Meeting will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person, by telephone, telecopy or other means, or by Directors, officers and regular employees of the Company who will not receive additional compensation for such solicitations. Georgeson Shareholder Communications, Inc. has been engaged by the Company to assist in the solicitation of proxies for a fee of $3,000 plus their costs and expenses. Although there is no formal agreement to do so, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding the proxy soliciting materials to the beneficial owners of the Company's Common Stock.

VOTING SECURITIES

        Holders of the Company's Common Stock, par value $.005 per share, as of the close of business on April 4, 2003 will be entitled to notice of, and to vote at, the 2003 Annual Meeting or any adjournments thereof. On that date, there were 27,496,583 shares of Common Stock outstanding, the holders of which are entitled to one vote for each share registered in their names with respect to each matter to be voted on at the 2003 Annual Meeting, except as described below for the election of Directors. The presence in person or by proxy (regardless of whether the proxy has authority to vote on all matters) of the holders of record of shares representing a majority of the total issued and outstanding shares of Common Stock as of April 4, 2003 will constitute a quorum at the 2003 Annual Meeting.

        Stockholders are entitled to vote cumulatively for the election of Directors if any stockholder gives written notice to the President or Secretary of the Company not less than 48 hours before the 2003 Annual Meeting that such stockholder desires the voting for the election of Directors be cumulative. If cumulative voting is so invoked, each stockholder is entitled to the number of votes equal to the number of shares held by such stockholder multiplied by the number of Directors to be elected, and may cast all such votes for one nominee or distribute them among the nominees. Discretionary authority is being sought by the proxy holders to cumulate votes and distribute such votes among some or all of the nominees in the event that cumulative voting is invoked.

        Assuming that a quorum is present at the 2003 Annual Meeting, Directors will be elected by a plurality of the votes cast at the 2003 Annual Meeting by holders of shares of Common Stock present in person or represented by proxy. Approval of other items at the 2003 Annual Meeting requires that the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. Withholding authority to vote for Directors and broker non-votes will not affect the election of Directors. Abstentions and broker non-votes will not affect the outcome of the vote on other proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of April 4, 2003 (except as otherwise noted in the footnotes below) by (1) each of the executives named in the Summary Compensation Table set forth under "Compensation of Executive Officers," (2) each Director and nominee of the Company, (3) all current Directors, nominees and executive officers as a group, and (4) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock. Subject to applicable community property and similar statutes and except as otherwise noted in the footnotes below, each of the following persons has sole voting and dispositive power with respect to the shares that he or she beneficially owns. Except as noted below, the address of all stockholders, Directors, executive officers and nominees identified in the table and accompanying footnotes below is in care of the Company's principal executive offices.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Stock
Anthony M. Marlon, M.D.	2,781,796	(1)	9.99%
Frank E. Collins	209,800	(2)	*
Jonathon W. Bunker	155,841	(3)	*
Paul H. Palmer	149,409	(4)	*
Laurence S. Howard	154,482	(5)	*
Erin E. MacDonald	412,827	(6)	1.49%
Charles L. Ruthe	68,300	(7)	*
William J. Raggio	57,785	(8)	*
Thomas Y. Hartley	40,500	(9)	*
Anthony L. Watson	15,000	(10)	*
Michael E. Luce	10,000	(11)	*
Albert L. Greene	11,500	(12)	*
All current Directors and Executive Officers as a Group (15 persons)	4,394,838	(13)	15.21%
Barclays Global Investors, NA	2,486,950	(14)	9.04%
Lord, Abbett & Co.	1,876,914	(15)	6.83%

*
Indicates beneficial ownership of less than 1%.

(1)
Includes 321,378 shares that can be acquired within 60 days of April 4, 2003, upon the exercise of stock options. Also includes 129,915 shares held indirectly through investment allocation in the Company's 401(k) Plan and 2,329,003 shares held indirectly through a total of four trusts established by Dr. Marlon and his wife, and 1,500 shares held indirectly through a limited partnership (the "Partnership"). Dr. Marlon may be deemed to have or share voting power and/or dispositive power over the shares held by the four trusts and, therefore, to have beneficial ownership with respect to such shares. Dr. Marlon, as managing general partner of the Partnership, has sole voting and dispositive power over the shares held by the Partnership. Dr. Marlon disclaims beneficial ownership as to the shares held by the four trusts, other than the 1,135,341 shares held by the Marlon Family Trust (a revocable trust of which he is a trustee). Dr. Marlon's beneficial ownership does not include (i) 163,054 shares held in three trusts for the benefit of family members, the trustee of each of which is Erin E. MacDonald (see Note 6 below); (ii) 652,648 shares held by the AMM & RM Family Limited Partnership ("ARFLP"), the general partner of which is a trust for the benefit of a family member, the trustees of that trust are Ms. MacDonald, William Godfrey, and Jeannine M. Zeller (daughter of Dr. Marlon); and (iii) 204,680 shares deliverable in settlement of restricted stock units that will not become settleable within 60 days.
(2)
Includes 168,120 shares that can be acquired within 60 days of April 4, 2003, upon the exercise of stock options. Does not include 39,708 shares deliverable in settlement of restricted stock units that will not become settleable within 60 days.
(3)
Includes 112,084 shares that can be acquired within 60 days of April 4, 2003, upon the exercise of stock options.
(4)
Includes 123,750 shares that can be acquired within 60 days of April 4, 2003, upon the exercise of stock options.
(5)
Includes 117,500 shares that can be acquired within 60 days of April 4, 2003, upon the exercise of stock options.
(6)
Includes 188,125 shares that can be acquired within 60 days of April 4, 2003, upon the exercise of stock options, and 163,054 shares held in three trusts for the benefit of Dr. Marlon's family members, of which Ms. MacDonald is the trustee. The share number for Ms. MacDonald does not include 2,329,003 shares held in four trusts established by Dr. Marlon and his wife, as to which Ms. MacDonald serves as a trustee (these 2,329,003 shares are included in Dr. Marlon's beneficial ownership as shown in the Table; see Note 1 above).
(7)
Includes 37,500 shares that can be acquired within 60 days of April 4, 2003, upon the exercise of stock options.
(8)
Includes 29,000 shares that can be acquired within 60 days of April 4, 2003, upon the exercise of stock options.
(9)
Includes 37,500 shares that can be acquired within 60 days of April 4, 2003, upon the exercise of stock options.
(10)
Includes 15,000 shares that can be acquired within 60 days of April 4, 2003, upon the exercise of stock options.
(11)
Includes 7,500 shares that can be acquired within 60 days of April 4, 2003, upon the exercise of stock options.
(12)
Includes 7,500 shares that can be acquired within 60 days of April 4, 2003, upon the exercise of stock options.
(13)
Includes 1,400,624 shares that can be acquired within 60 days of April 4, 2003, upon the exercise of stock options. Excludes 652,648 shares held by the ARFLP (see Note 1 above) and 244,388 shares deliverable in settlement of restricted stock units that will not become settleable within 60 days.
(14)
This information is derived from this stockholder's Schedule 13G filed with the SEC on February 12, 2003. The business address of Barclays Global Investors, NA., ("Barclays") is 45 Fremont Street, San Francisco, CA 94105. Barclays filed the Schedule 13G together with an apparently affiliated company, indicating that each of the filing entities is a bank, and reporting that Barclays and the affiliated company together had sole voting power over 2,486,950 shares and sole dispositive power over 2,486,950 shares. The number of shares stated as beneficially owned is as of December 31, 2002.
(15)
This information is derived from this stockholder's Schedule 13G filed with the SEC on January 28, 2003. The business address of this stockholder is 90 Hudson Street, Jersey City, NJ 07302. Lord, Abbett & Co., a registered investment advisor, states that it has sole voting power and sole dispositive power over 1,876,914 shares. The number of shares stated as beneficially owned is as of December 31, 2002.

ITEM NO. 1—ELECTION OF DIRECTORS

        The Company's Board of Directors has nominated Thomas Y. Hartley, Michael E. Luce, Anthony M. Marlon, M.D., and Anthony L. Watson for re-election as members of the Board of Directors, to serve for two-year terms and until their successors are duly elected and qualified. Each of the nominees has consented to being named herein and to serve if elected. The Company does not know of anything that would preclude any nominee from serving if elected. If any nominee becomes unable to stand for election as a Director at the meeting, an event not now anticipated by the Board of Directors, the proxy may be voted for a substitute designated by the Board of Directors. The identity and a brief biography of each nominee for Director and each continuing Director is set forth below. The proxy holders named on the accompanying proxy card intend to vote the shares represented by each proxy authorizing votes for these nominees in favor of the nominees, and if cumulative voting is invoked, to distribute, in such proportion as they see fit, the votes represented by each such share among the nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

NOMINEES FOR ELECTION AS DIRECTORS

For Terms Expiring in 2005

        Thomas Y. Hartley, 69, has been a Director of the Company since 1992. Mr. Hartley has been Chairman of the Board of Southwest Gas Corporation since 1997 and has been on its Board since 1991. He served on the Board of Directors of Ameritrade Holdings Corporation from November 1996 to September 2002 and on the Board of Directors of the Rio Suite Hotel & Casino, Inc. from 1990 to 1998. Mr. Hartley was associated with Deloitte Haskins & Sells (now Deloitte & Touche LLP) from 1959 until his retirement in 1988 as area managing partner in charge of Las Vegas, Reno, Phoenix, and Tucson. Mr. Hartley, who obtained his degree in business from Ohio University in 1955, is a certified public accountant. He is active in many Las Vegas civic and charitable organizations.

        Michael E. Luce, 52, has been a Director of the Company since August 10, 2000. Mr. Luce is currently President of the Walters Group, a Las Vegas-based holding company for diversified investments and business ventures in the areas of real estate and recreation. From 1991 to 1997, Mr. Luce was the Director of Finance for Bigelow Companies. Between 1985 and 1991, Mr. Luce was engaged in financial consulting and development in Nevada, Idaho and Hawaii. From 1981 to 1985, he was Vice President of Commercial Lending at Idaho Bank and Trust and from 1972 to 1981 he was a Commercial Loan Officer of First National Bank of Nevada in Reno, Nevada. Mr. Luce received a B.S. in Business Administration from the University of Nevada Reno.

        Anthony M. Marlon, M.D., 60, has been the Chief Executive Officer and a Director of the Company since its inception in 1984. In 2001, in connection with Erin MacDonald relinquishing her post as President and Chief Operating Officer, Dr. Marlon assumed the role of President and a large portion of Ms. MacDonald's responsibilities. Dr. Marlon also served as President until 1994 and held similar executive positions with several of the Company's predecessors dating back to 1972, the year of inception of the Company's predecessor physician group. In those capacities, he organized and managed the Company's predecessor physician group, ambulatory surgical facility, management company and Health Plan of Nevada, Inc. ("HPN"). Dr. Marlon has served on the board of the American Association of Health Plans since 1997. Dr. Marlon has served as Associate Professor of Medicine at the University of Nevada School of Medical Sciences since 1975 and held positions as Chief, Division of Cardiology, and Medical Director, Cardiac Rehabilitation, of University Medical Center of Southern Nevada from 1972 to 1985, Clinical Associate of the Department of Medicine at the University of Arizona from 1973 to 1979 and Clinical Associate Professor, Department of Medicine, Tulane University, New Orleans from 1973 to 1977. Dr. Marlon is a board-certified specialist in internal medicine and cardiovascular diseases. In 1967, Dr. Marlon received his M.D. from State University of New York and completed his internship, residency and cardiology fellowship at Stanford University. In 1986, Dr. Marlon was appointed to the Federal Task Force on Long Term Health Care Policies by Dr. Otis R. Bowen, then Secretary of Health and Human

Services. In July 1988, Dr. Marlon was appointed to the Board of Trustees of the Nevada Development Authority, a non-profit organization dedicated to the expansion and diversification of the southern Nevada business community.

        Anthony L. Watson, 62, has been a Director of the Company since March 1, 2000. He has been Chairman and Chief Executive Officer of HIP Health Plan of New York since 1991. In June 2000, Mr. Watson was named Chairman of the American Association of Health Plans and served in this position until January 2002. From 1966 to 1970, he was Supervising Public Health Advisor at the Center for Disease Control of the United States Department of Health, Education and Welfare. From 1970 to 1976, he was Deputy Director of the New York City Comprehensive Health Planning Agency and from 1976 to 1985, its Executive Director. From 1972 to 1974, he also was an instructor in health planning at the Herbert J. Lehman College of the City of New York. Mr. Watson is currently President of the HIP Foundation, which provides overall strategic direction for the HIP system. In 1999, Mr. Watson was named by President Clinton to serve as a member of the National Bipartisan Commission on the Future of Medicare. Mr. Watson served as Chairman of the Board of Directors of HIP Health Plan of New Jersey from 1991 to 1999. In September 1998, the New Jersey Department of Banking and Insurance placed the plan under administrative supervision due to its financial condition. The plan voluntarily entered into rehabilitation under the supervision of the State. Ultimately, the State rejected all plans for rehabilitation and decided to liquidate the plan, close its medical centers and have all members choose alternative health care carriers via open enrollment. The plan is now in the final stages of liquidation supervised by the State of New Jersey.

        The Board of Directors recommends that the Company's stockholders vote FOR the election of Thomas Y. Hartley, Michael E. Luce, Anthony M. Marlon, M.D., and Anthony L. Watson as Directors of the Company.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE 2004 ANNUAL MEETING

        Albert L. Greene, 53, has been a Director of the Company since August 10, 2000. Mr. Greene is currently Chief Executive Officer of Queen of Angels—Hollywood, Presbyterian Medical Center. From 1998 to 2001, he served as Chairman of the Board and Chief Executive Officer of HealthCentral.com, a provider of healthcare e-commerce to consumers through a network of sites on the Internet. He also served as President of HealthCentral.com from July 1998 to November 2000. In October 2001, HealthCentral.com and its wholly-owned subsidiaries filed voluntary petitions for protection under the United States Bankruptcy Code. From May 1990 to February 1998, Mr. Greene served as President of Alta Bates Medical Center, a hospital in Berkeley, California. From January 1996 to July 1998, Mr. Greene served as Chief Executive Officer of the East Bay Service Area of Sutter Health, a healthcare provider. He presently serves on the Board of Directors of Quadramed Corporation, a developer of healthcare software and services. Mr. Greene received a B.A. in Psychology from Ithaca College and an M.H.A. in Hospital Administration from the University of Michigan.

        Erin E. MacDonald, 55, was a Director of the Company from 1992 to December 31, 2000 and was re-elected to the Board in May 2001. On February 9, 2001, Ms. MacDonald resigned her position as President and Chief Operating Officer of the Company and took a partial retirement. She remains with the Company on a part-time basis as its Chief of Staff. She was Senior Vice President of Operations of the Company from the end of 1992 until 1994 at which time she assumed the position of President and Chief Operating Officer. Ms. MacDonald has also served the Company in other capacities, including as Vice President of HMO Operations from 1984 to 1990; Vice President of HMO and Insurance Operations, from 1990 to 1992; President of one of the Company's HMO subsidiaries, HPN from 1985 to 1992; President of Sierra Health and Life Insurance Company, Inc. ("SHL"), one of the Company's insurance subsidiaries, from 1990 to 1992; and Director of the Company's northern Nevada HMO from 1983 to 1984. From 1980 to 1983, Ms. MacDonald was the Operations Manager of the Company's predecessor physician group. From 1995 to December 2000, Ms. MacDonald was a Director of CII Financial, Inc. ("CII"), a wholly-owned subsidiary of the Company.

        William J. Raggio, 76, has been a Director of the Company since 1984. He has been a State Senator of Nevada since 1972, currently serving as Senate Majority Leader and Chairman of the Senate Finance Committee, and was National Chairman of the American Legislative Exchange Council in 1993. He is currently a Director of Archon Corporation, formerly known as Santa Fe Gaming Corporation, a corporation which operates The Pioneer Hotel and Casino in Laughlin, Nevada. Since 1991, Mr. Raggio has been a shareholder in the law firm of Jones-Vargas (formerly Vargas & Bartlett). He previously served as Washoe County, Nevada District Attorney from 1958 to 1970 and was President of the National District Attorneys Association in 1967-1968. He was a senior partner in the law firm of Raggio, Wooster & Lindell, Ltd. from 1970 to 1991. Mr. Raggio also served as a Director of the Las Vegas Sands, Inc., which operates the Venetian Resort, Hotel & Casino, from November 1997 until March 31, 2000.

        Charles L. Ruthe, 68, has been a Director of the Company and Chairman of the Board of Directors of HPN since 1984. He was also a member of the Board of Directors of one of the Company's predecessors. Mr. Ruthe has been the owner since 1975 of Charles L. Ruthe and Associates, Inc., a real estate brokerage firm in Las Vegas, Nevada, and served as its President until 1988 at which time he assumed the position of Chairman of the Board. Mr. Ruthe held the position of Consultant to Boyd Gaming Corporation, a corporation which operates several Nevada hotel/casinos, from January 1997 to June 1999. From 1988 through 1996, he served as President and a Director of Boyd Gaming Corporation. From 1995 through 1996, he served as President and a Director of Boyd Development Corporation, a subsidiary of Boyd Gaming Corporation. He was a Director of First Interstate Bank of Nevada from 1979 to 1983, Vice Chairman of the Board of Directors of First Western Financial Corporation, the parent company of a savings and loan company, from 1985 to 1991, and was President of the Nevada State Chamber of Commerce in 1977. Mr. Ruthe served on the Board of Directors of Pioneer Citizens Bank of Nevada from January 1998 to November 1999.

EXECUTIVE OFFICERS OF THE COMPANY

        The executive officers of the Company are appointed annually by the Board of Directors of the Company and serve at the discretion of the Board. The current executive officers of the Company, other than Dr. Marlon (who is described above), their respective ages and positions, and certain other information with respect to each of them, are set forth below:

Name	Age	Position
Jonathon W. Bunker	44	Senior Vice President, Managed Healthcare Division
Frank E. Collins	49	Senior Vice President, Legal and Administration and Secretary
William R. Godfrey	58	Executive Vice President, Administrative Services
Laurence S. Howard	47	Senior Vice President, Program Office
Michael A. Montalvo	58	Vice President, Customer Service
Paul H. Palmer	42	Senior Vice President, Finance, Chief Financial Officer and Treasurer
Marie H. Soldo	62	Executive Vice President, Government Affairs and Special Projects

        Jonathon W. Bunker joined the Company in 1996 as Vice President, HMO and Insurance Operations and serves as President of HPN, SHL, and the Company's administrative service subsidiary, Sierra Health-Care Options, Inc. In January 1997, as the result of an acquisition made by the Company, Mr. Bunker became President of Prime Holdings, Inc., as well as President of its four subsidiaries: Med One Health Plan, M.E.G.A., Inc., Prime Health, Inc., and Elias F. Ghanem, Ltd. Mr. Bunker served as President of Family Health Care Services, Family Home Hospice, Inc., and Sierra Home Medical Products, Inc. from February 1998 to February 2000. In March 2000, Mr. Bunker was appointed Senior Vice President, Managed Healthcare Division, which encompasses all of Sierra's managed health care and group practice management operations, including responsibility for sales and marketing. Prior to joining the Company, he served as Vice President of John Alden Horizon Health from 1989 to 1996 and Vice President of Prime Health from 1988 to 1989. From 1984 to 1988, Mr. Bunker was Vice President of SHL. From 1982 to 1984, he was a Staff Accountant with Deloitte & Touche LLP (formerly Deloitte Haskins & Sells). Mr. Bunker received his degree in accounting in 1982 from Utah State University.

        Frank E. Collins joined the Company in 1986 as General Counsel and Secretary. In 1997 he was also appointed Executive Vice President. In 2001, in connection with the increased responsibilities he assumed as a result of Ms. MacDonald's partial retirement, he was promoted to the position of Senior Vice President, Legal and Administration and Secretary. From 1981 to 1986, Mr. Collins was employed by Blue Cross and Blue Shield of Kansas City, originally as Staff Legal Counsel and in early 1986 as Associate General Counsel. Mr. Collins also served as counsel for the Missouri Division of Insurance from 1979 to 1981, where he was responsible for providing legal advice on insurance and HMO-related regulatory issues. Mr. Collins received his Juris Doctorate in 1979 from the University of Missouri at Kansas City School of Law and is a member of the Missouri Bar Association.

        William R. Godfrey was with the Company when it began operations in 1984 as Vice President of Health Delivery Finance. He currently serves as Executive Vice President of Administrative Services and is responsible for directing the Company's facilities and print-shop activities. In addition, Mr. Godfrey is responsible for overseeing all property development and construction as well as all commercial leasing for the Company and its subsidiaries. He previously served as the Controller of the Company's predecessor physician group from 1974 to 1984. Mr. Godfrey received a B.S. from the U.S. Air Force Academy and a Masters of Science and Engineering from Arizona State University.

        Laurence S. Howard joined the Company in 1986 as HMO Project Manager. From 1986 to 1987, he also served as Director of Operations for HPN. His other positions with the Company have been as Vice President and Chief Operating Officer of HPN and SHL from 1987 to 1990; Assistant Vice President, HMO and Insurance Operations from 1990 to 1992; President of HPN and SHL from 1992 to 1996 as well as Vice President of HMO and Insurance Operations. From 1996 to February 2000, Mr. Howard served as Senior Vice President of HMO and Insurance Operations. In March 2000, Mr. Howard was appointed Senior Vice President, Program Office and Information Technology.

        Michael A. Montalvo joined the Company as Vice President of Marketing and Sales in 1993. In March 2000, Mr. Montalvo was appointed Vice President of Customer Service, which includes the day-to-day management of claims, member and group services and customer complaint resolutions. Prior to joining the Company, he held several positions, including Sales Director for The Travelers, an insurance company in southern California, from 1991 to 1993, and Senior Vice President for Managed Health Network, an employee assistance program and managed care mental health company, from 1990 to 1991. From 1986 to 1990, he was employed by Equicor, Inc., an employee benefits company, where he was in charge of the California sales and marketing efforts with respect to managed care indemnity, preferred provider organization and HMO products. From 1963 to 1986, Mr. Montalvo also held various positions with The Equitable Life Insurance Company, ultimately becoming the financial officer responsible for underwriting, contracts, proposals and management information systems for the western and west-central regions.

        Paul H. Palmer joined the Company in 1993 as the Finance Director for one of the Company's subsidiaries, Southwest Medical Associates, Inc. In 1994, he became the Assistant Vice President and Corporate Controller of the Company. In April 1998, Mr. Palmer was appointed Vice President, Finance, Acting Chief Financial Officer and Treasurer of the Company. In November 1998, he became the Chief Financial Officer and in May 2002, he was appointed Senior Vice President, Finance, Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Palmer was a Manager at Deloitte & Touche where he worked from 1988 to 1993. Mr. Palmer received a Masters Degree in Business Administration and a Masters of Accountancy from Brigham Young University and is a certified public accountant.

        Marie H. Soldo joined the Company in 1984 as Vice President of Planning and Development. In 1988, she was appointed Vice President of Government Affairs and Special Projects and in 1997, she was appointed Executive Vice President of Government Affairs and Special Projects. From 1981 to 1984, Ms. Soldo was a Branch Chief in the Division of Qualification, Office of Health Maintenance Organizations, United States Department of Health and Human Services in Rockville, Maryland. Her responsibilities included evaluating applications for HMO qualification and directing the development of qualification standards for HMO and other health plans seeking contracts with the Health Care Financing Administration. From 1978 to 1981, Ms. Soldo was a Regional HMO Program Consultant for the U.S. Department of Health and Human Services in San Francisco, California where she was responsible for promoting HMO development, monitoring operations and funding developing HMOs in the region.

CORPORATE GOVERNANCE

        The Company's business is managed under the direction of the Board of Directors, in accordance with the corporation law of the State of Nevada and the Company's Articles of Incorporation and Bylaws. Members of the Board are kept informed of the Company's business through discussions with the Chairman, President and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. In addition, to promote open discussion among the non-employee directors, those directors have met and will meet in 2003 in regularly scheduled executive sessions without management participation.

Board of Directors

        The Board of Directors has a long-standing commitment to sound and effective corporate governance practices. The foundation for corporate governance is the Board's policy that a substantial majority of the members of the Board should be independent.

        Management, along with it's outside counsel and auditors, have reviewed internally and with the Board of Directors the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the Securities and Exchange Commission ("SEC") and current and proposed New York Stock Exchange listing rules regarding corporate governance policies and procedures. The Board believes that the composition and charter of the Audit Committee meets current corporate governance rules. The Board of Directors intends to adopt or amend corporate governance documents and take other actions to comply with new or revised corporate governance rules once final rules have been adopted.

        In accordance with the Bylaws, the Board of Directors has specified that, as of the date of the 2003 Annual Meeting, the number of Directors will be set at eight. Six of the eight Directors are non-employee Directors, and the Board of Directors has determined that each of these six Directors are "independent" directors under the standards set forth in the New York Stock Exchange listing standards. The New York Stock Exchange has proposed new rules relating to director "independence." The Board of Directors believes that each of the six non-employee Directors would qualify as "independent" under the proposed New York Stock Exchange rules as well.

        The Bylaws of the Company provide for two classes of Directors, as nearly equal in number as possible, with each class serving for a term of two years. At the 2003 Annual Meeting, the terms of Thomas Y. Hartley, Michael E. Luce, Anthony M. Marlon, M.D., and Anthony L. Watson will expire.

        During the fiscal year ended December 31, 2002, the Board of Directors held seven meetings. Each director attended at least 80% of the aggregate of all meetings of the Board of Directors and meetings of committees of which the director was a member.

Committees of the Board of Directors

        The Board of Directors has an Audit Committee, which held five meetings during the fiscal year ended December 31, 2002. The current members of the Audit Committee are Messrs. Greene, Hartley, Luce, Raggio, Ruthe and Watson. The Audit Committee is governed by a written charter approved and annually adopted by the Board of Directors. The Board of Directors has determined that the members of the Audit Committee are independent within the meaning of the New York Stock Exchange's current listing standards and that Mr. Hartley fulfills the requirements for being the Audit Committee financial expert. The principal functions of the Audit Committee currently are to 1) monitor the integrity of the Company's financial reporting process; 2) review with management and the Company's independent certified public accountants the scope, procedures and results of the various audits conducted during the year and related management policies; 3) discuss with management and the Company's independent certified public accountants the Company's annual financial statements; 4) approve fees paid to and the scope of services provided by the Company's independent certified public accountants; and 5) monitor the independence and performance of the Company's independent auditors and internal audit department. In addition, the Audit Committee reviews the scope of work and findings of the Company's internal audit department. The Audit Committee is the principal liaison between the Board of Directors and the Company's independent certified public accountants.

        The Board has a Compensation Committee, which held one meeting during the fiscal year ended December 31, 2002. For 2002, the members of the Company's Compensation Committee were Messrs. Greene, Hartley, Luce, Raggio, Ruthe and Watson. The members of the subcommittee of the Compensation Committee, which made determinations regarding compensation intended to qualify as "performance-based" under Section 162(m) of the Internal Revenue Code, were Messrs. Greene, Hartley, Luce, Ruthe and Watson. The principal function of the Compensation Committee is to make recommendations concerning the Company's compensation programs, including the Company's 1986 Stock Option Plan, the 1995 Long-Term Incentive Plan and other bonus, benefit, and incentive plans.

        The Board has a Stock Plan Committee, which held one meeting during the fiscal year ended December 31, 2002. For 2002, the members of the Company's Stock Plan Committee were Messrs. Greene, Hartley, Luce, Raggio, Ruthe and Watson. The members of the subcommittee of the Stock Plan Committee, which made determinations regarding option grants intended to qualify as "performance-based" under Section 162(m) of the Internal Revenue Code, were Messrs. Greene, Hartley, Luce, Ruthe and Watson. The function of the Stock Plan Committee is to administer the Company's stock-based incentive programs, including the 1985 Employee Stock Purchase Plan, the 1986 Stock Option Plan, the 1995 Long-Term Incentive Plan and other bonus and incentive plans.

        In 2002, the Board appointed a Nominating Committee, which held one meeting during 2002. For 2002, the members of the Company's Nominating Committee were Messrs. Greene, Hartley, Luce, Raggio, Ruthe and Watson. The function of the Nominating Committee is to identify individuals who are qualified to become board members, and recommend their nomination to the Board of Directors and to develop and recommend to the Board corporate governance guidelines, standards of conduct, and related policies, and monitor compliance with corporate governance requirements applicable to the Company.

        The following Compensation Committee Report on Executive Compensation, Audit Committee Report and Comparative Stock Performance Graph shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference into such filing.

Compensation Committee Report on Executive Compensation

        The Compensation Committee of the Board of Directors (the "Committee"), which is composed entirely of non-employee Directors, is responsible for developing and making recommendations to the Board with respect to the Company's compensation policies. In addition, the Committee has the authority to determine the compensation to be paid to the Chief Executive Officer and the Company's other executive officers. During 2002, the six non-employee Directors who served on the Committee also served as the Company's Stock Plan Committee, which administered the Company's stock-based incentive compensation plans. In some cases compensation decisions with respect to the Chief Executive Officer and certain other executive officers are subject to the approval of a subcommittee of the Compensation Committee and the Stock Plan Committee, the five members of which qualify as "outside directors" for purposes of Section 162(m) of the Internal Revenue Code (discussed below). References to the Committee herein include actions that were authorized by the subcommittee.

        The fundamental objectives of the Company's executive compensation programs are: 1) to attract and retain superior individuals critical to the long-term success of the Company; 2) to promote the achievement of the Company's annual and long-term strategic goals; 3) to reward performance; and 4) to tie executives' interests to the success of the Company to further encourage their efforts to increase value to stockholders.

        To meet these objectives, the Company's executive compensation program currently is structured to include base salary, annual bonus, long-term incentive compensation in the form of stock options and/or restricted stock units, and certain retirement, severance, and insurance benefits, as well as various other benefits that are generally available to all employees of the Company, including medical, retirement, and employee stock purchase plans. In addition, the Committee may make discretionary bonus awards from time to time in recognition of specific accomplishments.

        In implementing the Company's compensation programs, the Committee's general policy is to consider any significant effects of Section 162(m) of the Internal Revenue Code. Section 162(m), under certain circumstances, disallows a public company's tax deduction for certain compensation paid to the chief executive officer and the four other most highly compensated executive officers serving at year-end to the extent that compensation exceeds $1 million in any tax year. Compensation that qualifies as "performance-based" compensation is excluded from the $1 million deductibility cap, and therefore remains fully deductible. The Committee has taken steps to ensure that annual incentive compensation payable to the Chief Executive Officer, as well as compensation resulting from stock options granted to all executive officers, qualify as "performance-based" compensation and are, therefore, fully deductible by the Company. The regulations under Section 162(m) impose a number of technical requirements in order for such compensation to qualify as "performance-based." In addition, restricted stock unit grants with service-based vesting do not currently qualify as "performance-based" compensation, although any limit on deductibility for these awards will only arise in the year in which they are settled. There can be no assurance that compensation in excess of $1 million paid to any executive officer will be fully deductible under Section 162(m). In addition, preserving deductibility under Section 162(m) is only one of the Committee's considerations in implementing the Company's executive compensation program, and generally is not the most important consideration. The Committee (or the Board of Directors) may conclude that compliance with Section 162(m) in connection with any one element of compensation interferes with more important objectives of the Company or imposes burdens or costs which outweigh the benefit of preserving full tax deductibility under Section 162(m).

Total Compensation Levels

        The Committee intends that an executive officer's targeted compensation will represent competitive compensation as compared to organizations that compete with the Company for executive talent. In this way, the Company's executive compensation program can promote long-term service by executives, reduce the risk that talented and experienced executives will be recruited away from the Company, and reward outstanding performance. To accomplish this, the Committee intends that total targeted direct compensation will be competitive with average compensation payable by comparable companies, with the understanding that performance-based incentive compensation, particularly long-term incentive compensation tied to the value of Common Stock, will have the potential to provide above-average compensation when performance exceeds competitive levels. However, with respect to the Chairman of the Board and Chief Executive Officer and President, whose role and performance is critical to the Company, the Committee has set targeted total direct compensation at above-average levels. Companies used for comparison purposes in setting compensation are not necessarily the same companies used in the performance graph appearing below in this Proxy Statement. The Company from time to time engages the services of a nationally recognized compensation consulting firm to review its executive compensation program and to survey comparable healthcare companies and published industry averages to help the Committee assess the implementation of its policies.

Cash Compensation

        Each year, the Committee reviews the Chief Executive Officer's base salary and sets the amount. From time to time but not necessarily every year, the Committee asks its compensation consultant to perform an in-depth study and market analysis of the Chief Executive Officer's total compensation and elements thereof. For other executive officers, the Committee may have its consultant prepare a study and market analysis, or review market information developed from other sources relating to specific executive positions. For executive officers other than the Chief Executive Officer, the Committee reviews such data and considers the recommendation of the Chief Executive Officer in setting the salaries. This determination is a subjective one, giving weight to the on-going performance of the Company and appropriateness of increases to the salaries of the Company's leaders. In some cases, the Committee may make a subjective assessment as to a permissible range of salary increases and allow the Chief Executive Officer to set actual salaries within those parameters based on each officer's individual performance and achievement of both Company and individual goals. For all executives, the Committee also considers the Company's policy governing annual "merit" salary increases for employees generally.

        In 2002, the Committee determined not to increase the Chief Executive Officer's base salary. The Committee had completed a detailed review of the salary and provided for an increase in May 2001, so his 2002 base salary was in the aggregate higher than 2001 (as reflected in the Summary Compensation Table) because the previously approved salary increase was in effect for the full year. In late 2001, the Committee considered whether to increase other executive officers' salaries for 2002, under the regular merit increase program. For salaries payable in 2002, the Committee authorized no merit increases in executive salaries on the basis that any compensation increase should be in the performance-based compensation components.

        The annual incentive bonus payment for the Chief Executive Officer and the other executive officers under the Company's Cash Bonus Program is intended to reward key employee performance for assisting the Company in achieving financial success and maximizing stockholder value. For 2002, the Committee determined that annual incentive bonuses would be payable based on achievement of a targeted level of earnings per share, with additional and varying performance measures specified for each executive officer. These performance measures for executive officers responsible for particular business units are closely tied to the results of those business units. For this purpose, earnings per share was to be measured excluding acquisition-related charges and certain other charges, including non-operating and unusual charges, and positive and negative effects of acquisitions completed in 2002. Achievement of the targeted earnings level was necessary in order to fund the bonus pool, from which annual incentive bonuses would be paid out. Based on job position, eligible employees are placed into specific categories, each of which is entitled to a payout from the bonus pool up to a maximum amount, expressed as a percentage of base salary. The target annual incentive for the Chief Executive Officer represents a higher percentage of base salary than that for other executive officers, consistent with the Committee's view that Company performance more closely reflects the Chief Executive Officer's individual performance. The Committee authorized a potential target bonus of 100% of base salary for the Chief Executive Officer and amounts ranging from 20% to 65% of base salary for other eligible executive officers, with higher levels of payout authorized for above-target performance. In 2002, the Company's earnings per share, as adjusted, substantially exceeded the target level, so that the annual incentive pool became funded. In addition, other performance measures were met at high levels as well, particularly relating to increasing cashflows and earnings, reducing debt and improving leverage ratios, and increases in stockholder value and customer satisfaction. Accordingly, the annual incentive bonuses paid to named executive officers and other eligible employees under the bonus program exceeded the respective ranges because of above-target performance.

        The Committee has retained authority to grant bonuses apart from the Cash Bonus Program described above. With respect to executives other than the Chief Executive Officer, the Committee has authorized the Chief Executive Officer to make recommendations regarding such bonuses. In years in which there remains unallocated amounts in the bonus pool resulting from performance in excess of targeted levels, or accruals for special projects, such bonuses may be paid to those employees who have demonstrated a high level of service, particularly in projects requiring extraordinary efforts of management or projects which result in non-budgeted profitable top-line growth.

        During 2002, the Committee reviewed certain performance criteria to determine whether the named executives had met certain standards established for the payment of a portion of the 2001 annual incentive bonus awards which were not measurable during 2001. Based upon this review, the Committee determined that the performance criteria had been met. For the named executive officers, the amounts of these bonuses ranged from $12,500 to $87,500.

Stock-Based Compensation

        The long-term stock-based incentive plans offered by the Company are designed to tie the officers' interests directly to those of the stockholders. As stated above, the Committee intends that such plans will provide compensation opportunities, resulting from growth in share value, that are potentially above industry averages. For 2002, such long-term incentives were provided under the 1995 Long-Term Incentive Plan (the "1995 Plan"), approved by stockholders in 1995 and again upon its amendment in 1998. The 1995 Plan authorizes the Stock Plan Committee to use a range of long-term incentive devices to motivate, attract, and retain high quality executive talent. For 2002, the Stock Plan Committee granted stock options to executives, based on its conclusion that options directly link compensation to appreciation in share value from the date of grant onward, and do so at lower cost than other types of awards.

        The Committee generally seeks to grant options to executive officers based on its assessment of the appropriate target level of total direct compensation for the executive and the corresponding value of the long-term compensation component bearing in mind the objective to weight long-term compensation more heavily and provide an opportunity for above-average compensation to flow from above-average Company performance. The Committee relies in part on accepted option valuation methodologies in assessing the value of options as a component of total direct compensation. The Stock Plan Committee considers other factors as well in making grants, including the individual's past and current performance, compliance with stock ownership requirements under the Executive Stock Ownership Program, and other subjective factors. The Stock Plan Committee generally does not assign any particular weighting to these considerations. In 2002, the Stock Plan Committee authorized reduced levels of option grants, since it issued larger option grants in the prior year.

        The Executive Stock Ownership Program, which began in 1995, requires that certain stock ownership levels be reached and maintained by executive officers of the Company. Ownership requirements are determined by the executive's base salary at date of hire or promotion date. Once the initial goal is met after three years, the executive's ownership requirement is modified annually to tie it to his/her next year's salary and then-current market prices of Company stock. Longer time periods are allowed for executives to reach required ownership levels if the levels rise due to large stock price movements. Executives other than the Chief Executive Officer are required to acquire stock or hold vested stock options equal in value to the executive's targeted salary. The Chief Executive Officer is required to maintain stock ownership (determined on the same basis) equal in value to four times his target salary.

Other Benefits

        As discussed above, the Committee intends that the level of Company benefits be in line with those of comparable publicly traded companies. The scope of these benefit programs for executives in 2002 was not materially changed from the prior year.

Chief Executive Officer Compensation

        In 2002, the Committee determined not to increase the Chief Executive Officer's 2002 base salary from $876,363. The Committee authorized a target annual bonus of up to 100% of the CEO's salary based on operating income, subject to meeting a specified earnings per share target. Because the Company's earnings per share goals were exceeded by over 80%, and in view of other financial performance achieved by the Company, the Committee recommended that an annual bonus award be made to the CEO for the year 2002 in the amount of $1,576,000, which was approximately 180% of his potential authorized bonus. As noted above, in 2002 the Committee separately authorized a payment of the remaining unpaid portion of the CEO's 2001 annual incentive bonus of $87,500, once it determined that the applicable performance criteria had been met. In keeping with the Committee's view that a significant portion of the Chief Executive Officer's compensation should be tied to the Company's future performance, stock options provide a component of compensation which offers above-average compensation opportunities tied to growth in share value. The Chief Executive Officer was granted options to purchase 75,000 shares in 2002. Such options have stated terms of ten years, and an exercise price per share equal to 100% of the fair market value per share on the date of grant. The Stock Plan Committee's considerations in making these grants are discussed above.

        The tables which follow, and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

CHARLES L. RUTHE, CHAIRMAN, COMPENSATION COMMITTEE
ALBERT L. GREENE
THOMAS Y. HARTLEY
MICHAEL E. LUCE
WILLIAM J. RAGGIO
ANTHONY L. WATSON

Audit Committee Report

        The Audit Committee of the Board of Directors (the "Audit Committee") reviews the Company's financial reporting process on behalf of the Board of Directors. In addition, the Audit Committee recommends to the Board of Directors the selection of the Company's independent auditors. The Audit Committee operates under a written charter which was amended and adopted by the Board of Directors on March 18, 2003, a copy of which is attached to this Proxy Statement as Exhibit A. The Company's Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the New York Stock Exchange's current listing standards.

        Management is responsible for the Company's financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Deloitte & Touche LLP is responsible for auditing those financial statements. The responsibility of the Audit Committee is to oversee these processes. It is not the duty or the responsibility of the Audit Committee to conduct auditing and accounting reviews or procedures.

        The Audit Committee has met and held discussions with management and Deloitte & Touche LLP. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Deloitte & Touche LLP. Therefore, the Audit Committee relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of Deloitte & Touch LLP included in their report on the Company's financial statements. Furthermore, the Audit Committee's considerations and discussions with management and Deloitte & Touche LLP do not assure that the Company's financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards or that Deloitte & Touche LLP, as represented to the Audit Committee, is in fact "independent."

        The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

        Deloitte & Touche LLP also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Audit Committee discussed with Deloitte & Touche LLP the firm's independence. The Audit Committee reviewed the audit and non-audit fees paid to Deloitte & Touche LLP and also considered whether non-audit services performed by Deloitte & Touche LLP were compatible in maintaining the auditor's independence.

        Based upon the Audit Committee's discussions with management and Deloitte & Touche LLP and the Audit Committee's review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors, subject to stockholder ratification, the selection of Deloitte & Touche LLP as the Company's independent auditors.

CHARLES L. RUTHE, CHAIRMAN, AUDIT COMMITTEE
ALBERT L. GREENE
THOMAS Y. HARTLEY
MICHAEL E. LUCE
WILLIAM J. RAGGIO
ANTHONY L. WATSON

Principal Accounting Firm Fees

        Aggregate fees (including expenses) billed to the Company for the fiscal year ended December 31, 2002 by the Company's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively "Deloitte & Touche") which includes Deloitte Consulting:

(amounts in thousands)
Audit Fees (a)	$613

All other fees (b)
Audit related fees (c)	$29
Tax and other non-audit related fees (d)	320

Total all other fees	$349

(a)
Includes fees for the annual audit of the consolidated financial statements, quarterly reviews and stand-alone audits of subsidiaries, including statutory audits of regulated subsidiaries.

(b)
The Audit Committee has determined that the provision of these services is compatible with maintaining the principal accountant's independence.

(c)
Includes fees for audits of employee benefit plans, consultations on accounting standards and transactions and consents related to SEC registration statements.

(d)
Includes fees for income and sales tax planning.

        The following table sets forth certain supplemental information related to these fees, along with a comparison to such fees in 2001, as contemplated by the new disclosure rules that will become effective for next year's proxy statement.

	Year Ended December 31,
(amounts in thousands)
	2002	2001
Audit fees (a)	$613	$660
Audit related fees (b)(c)	29	231

Total audit and audit related fees	642	891
Tax fees (c)(d)	85	79
Total all other fees	235	75

Total fees (e)	$962	$1,045

(a)
Includes fees for the annual audit of the consolidated financial statements, quarterly reviews and stand-alone audits of subsidiaries, including statutory audits of regulated subsidiaries.

(b)
Includes fees for comfort letters, audits of employee benefit plans, consultations on accounting standards and transactions, and consents related to SEC registration statements.

(c)
The Audit Committee has determined that the provision of these services was compatible with maintaining the principal accountant's independence.

(d)
Includes fees for income and sales tax planning.

(e)
There were no fees paid to Deloitte Consulting during the years ended December 31, 2002 and 2001.

COMPARATIVE STOCK PRICE PERFORMANCE

        The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and a group of peer companies over the same period (the "2002 Peer Group") (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index, and the 2002 Peer Group on December 31, 1997, and reinvestment of all dividends).

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG SIERRA HEALTH SERVICES, INC., THE S & P 500 INDEX
AND A PEER GROUP

*$100 INVESTED ON 12/31/97 IN STOCK OR INDEX-
INCLUDING REINVESTMENTS OF DIVIDENDS.
FISCAL YEAR ENDING DECEMBER 31.

The 2002 Peer Group consists of: Coventry Health Care, Inc., Health Net, Inc., Humana Inc., Mid Atlantic Medical Services, Inc., Oxford Health Plans, Inc., and Pacificare Health Systems, Inc., and is the same as the 2001 Peer Group.

Compensation of Executive Officers

        The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2002, 2001, and 2000, of (a) the Chief Executive Officer during the 2002 fiscal year and (b) each of the four most highly compensated executive officers, other than the Chief Executive Officer, for the 2002 fiscal year (hereinafter collectively referred to as the "named executives"):

SUMMARY COMPENSATION TABLE

					Long Term Compensation Awards
		Annual Compensation(1)
Name and Principal Position					Restricted Stock award(s) ($)(2)	Securities Underlying Options/SARs (#)(3)	All Other Compensation ($)(4)
	Year	Salary ($)	Bonus ($)
Anthony M. Marlon, M.D. Chairman, Chief Executive Officer & President	2002 2001 2000	876,364 792,993 655,200	1,663,650 1,291,300 0	(5)	1,172,816	75,000 486,272 365,000	92,883 69,595 57,318	(6)
Frank E. Collins Sr. Vice President, Legal & Admin & Secretary	2002 2001 2000	290,922 271,186 235,664	275,250 249,700 0	(5)	227,527	40,000 128,120 175,000	31,087 23,649 24,785	(7)
Jonathon W. Bunker Senior Vice President, Managed Healthcare Div.	2002 2001 2000	309,002 308,671 288,161	338,700 150,000 0	(5)		40,000 115,000 150,000	25,675 19,812 19,489	(8)
Paul H. Palmer Senior Vice President, Finance, CFO & Treasurer	2002 2001 2000	251,693 248,471 210,002	254,200 181,000 7,500	(5)		40,000 130,000 150,000	36,178 27,832 17,437	(9)
Laurence S. Howard Senior Vice President, Program Office	2002 2001 2000	270,104 269,612 263,521	183,500 134,500 0	(5)		12,500 65,000 150,000	32,128 23,733 27,517	(10)

(1)
Amounts shown include cash compensation earned and received by the named executives as well as amounts earned but deferred at the election of those officers.

(2)
At December 31, 2002, Dr. Marlon held 204,680 restricted stock units with an aggregate market value of $2,458,207, and Mr. Collins held 39,708 restricted stock units with an aggregate market value of $476,893. Fifty percent of these restricted stock units will vest on each of July 21, 2003 and January 21, 2004.

(3)
The numbers represent shares underlying options. No stock appreciation rights ("SARs") were granted or outstanding during the periods covered by the table.

(4)
The amounts reflected as compensation to executives resulting from split-dollar insurance policies purchased in 1997 are calculated based on regulations of the SEC. The regulations require compensation to be calculated on the assumption that most of the premiums paid by the Company represent a long-term, no-interest loan to the executive. This assumption results in high compensation expense being shown in early years of the expected life of each policy and lower expense in later years, while in fact the cash surrender value of such a policy to the executive is very low in the early years and higher in the late years. Moreover, the amounts reflected as compensation to the named executives from such policies substantially exceed the Company's compensation expense resulting from such policies, which for 2002 totaled $41,928. All premiums on these policies were paid before July 31, 2002. Other amounts in this column were contributed by the Company under the Profit Sharing/401(k) Plan and Trust (the "401(k) Plan"), a defined contribution retirement plan available to the Company's employees.

(5)
A portion of this amount was for the remaining unpaid portion of the executive's 2001 annual incentive bonus, which was approved by the Compensation Committee once it determined that the applicable performance criteria had been met.

(6)
This amount includes $8,400 contributed under the 401(k) Plan and $84,483 which represents compensation from a split-dollar life insurance policy.

(7)
This amount includes $8,352 contributed under the 401(k) Plan and $22,735 which represents compensation from a split-dollar life insurance policy.

(8)
This amount includes $8,177 contributed under the 401(k) Plan and $17,498 which represents compensation from a split-dollar life insurance policy.

(9)
This amount includes $7,821 contributed under the 401(k) Plan and $28,357 which represents compensation from a split-dollar life insurance policy.

(10)
This amount includes $9,375 contributed under the 401(k) Plan and $22,753 which represents compensation from a split-dollar life insurance policy.

Stock Options

        The following table contains information concerning the grants of stock options to the named executives during fiscal year 2002:

OPTION/SAR GRANTS IN FISCAL YEAR 2002

	Individual Grants(1)
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in 2002
Name			Exercise or Base Price ($/Share)	Expiration Date
					5% ($)	10% ($)
Anthony M. Marlon, M.D	75,000(2)(4)	8.20	11.65	12/09/12	549,497	1,392,532
Frank E. Collins	40,000(3)(4)	4.37	11.65	12/09/12	293,065	742,684
Jonathon W. Bunker	40,000(3)(4)	4.37	11.65	12/09/12	293,065	742,684
Paul H. Palmer	40,000(3)(4)	4.37	11.65	12/09/12	293,065	742,684
Laurence S. Howard	12,500(3)(4)	1.37	11.65	12/09/12	91,583	232,089

(1)
All options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the option grant date. The exercise price may be paid by the optionee in cash or, if permitted by the Stock Plan Committee or subcommittee, by surrender of unrestricted shares of the Company's Common Stock (at their fair market value on the date of exercise).

(2)
These options were granted on December 10, 2002, and vest and are exercisable at the rate of 50% on each of December 10, 2003 and December 10, 2004, and will expire not later than ten years after grant. These options are not exercisable to the extent that, immediately after an exercise, Dr. Marlon would be the beneficial owner of 10% or more of the outstanding class of Common Stock.

(3)
These options were granted on December 10, 2002, and vest and are exercisable at the rate of 33 1/3% per year starting with the first anniversary date of the grant and will expire not later than ten years after grant.

(4)
All awards were non-qualified stock options granted pursuant to the Company's 1995 Long-Term Incentive Plan. No stock appreciation rights were granted with the above awards. Upon a change in control of the Company, as defined in the 1995 Plan, the vesting of the options will be automatically accelerated; provided, however, that the Stock Plan Committee may exclude a change of control transaction from such acceleration and permit the option to continue to vest in accordance with its original terms. In addition, the options shown above will terminate and may no longer be exercised if the respective optionee ceases to be an employee or Director of the Company, except post-termination exercise periods are specified in the case of death, disability, or other involuntary termination other than termination for "cause." The options, together with a portion of the gains realized upon exercise of the options during a specified period, will be subject to forfeiture if the optionee engages in competition with the Company, misuses proprietary information of the Company, or fails to assist the Company in litigation. Cashless withholding to satisfy tax obligations may be permitted by the Stock Plan Committee.

Option Exercises and Holdings

        The following table provides information with respect to the named executives concerning the exercise of options during the fiscal year ended December 31, 2002, and unexercised options held as of December 31, 2002:

Aggregated Option/SAR Exercises in Fiscal Year 2002 and Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/ Unexercisable(1)	Value of Unexercised In-the-Money Options/SARs at FY-End ($) Exercisable/ Unexercisable(1)(2)
Anthony M. Marlon, M.D.	135,000	2,113,091	430,182/506,090	2,750,223/2,981,065
Frank E. Collins	80,000	1,461,825	105,414/232,706	511,850/1,268,394
Jonathon W. Bunker	92,500	1,492,407	63,334/224,166	390,319/1,195,731
Paul H. Palmer	90,000	1,566,361	72,500/232,500	305,150/1,237,400
Laurence S. Howard	82,500	1,370,485	75,000/167,500	352,850/1,056,000

(1)
None of the options exercised in this table were issued with SARS.

(2)
Based on the closing price of the Common Stock on December 31, 2002, which was $12.01, minus the exercise price of the option.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2002, regarding outstanding awards and shares remaining available for future issuance under the Company's compensation plans under which equity securities are authorized for issuance (excluding 401(k) plans and similar tax-qualified plans):

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options (1)	(b) Weighted-average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (2)
	(In thousands, except exercise price)
Equity compensation plans approved by security holders	2,643	$8.45	1,331	(3)
Equity compensation plans not approved by security holders(4)	3,380	6.18	892

Total	6,023	7.21	2,223

(1)
In addition, a total of 73,000 shares of Common Stock are subject to options assumed by the Company in connection with acquisitions, with a weighted average exercise price of $10.97.

(2)
All of the shares available for future issuance include: (i) 1,369,000 shares under the 1995 Long-Term Incentive Plan, as amended and restated, issuable as restricted stock or as a bonus, (ii) 93,000 shares under the 1995 Non-Employee Directors' Stock Plan, as amended and restated, issuable in lieu of directors fees, and (iii) 761,000 shares under the Amended and Restated 1985 Employee Stock Purchase Plan, or ESPP, which may be sold directly to employees at a discount. Shares other than those under the ESPP may also be issued in connection with options, warrants and rights.

(3)
Includes 761,000 shares remaining available for future issuance under the ESPP.

(4)
The 1995 Long-Term Incentive Plan, or Plan, was approved by stockholders in 1995, with additional shares authorized by shareholders in 1998. Subsequent amendments to the Plan by the Board of Directors reserved additional shares for the Plan, resulting in 3,225,000 shares in column (a) and 802,000 shares in column (c) at December 31, 2002. The Plan is administered by the Compensation Committee of the Board of Directors, which is permitted to delegate authority in limited circumstances. The Plan authorizes grants of incentive and non-qualified stock options, stock appreciation rights, restricted stock, deferred stock, bonus stock (including in lieu of other payment obligations), dividend equivalents, and other stock-based awards. Vesting and forfeiture terms of awards are set by the Committee. To date, the Company has granted primarily options and deferred stock (designated as restricted stock units) under the Plan. Options must have an exercise price of at least 100% of the fair market value of the Common Stock on the grant date and generally have a term not exceeding ten years. The exercise price may be paid in cash or by surrender of previously acquired shares. Restricted stock and restricted stock units granted under the Plan are generally to be settled only in shares, and are subject to a risk of forfeiture upon termination of employment for a specified period, except more favorable terms apply to termination due to death, disability and in other specified cases. The Plan provides that certain awards will become vested upon a change in control of the Company.

  The 1995 Non-Employee Directors' Stock Plan, as amended and restated, was approved by stockholders in 1995. Subsequent amendments to the Plan by the Board of Directors reserved additional shares for the Plan, resulting in 155,000 shares in column (a) and 90,000 shares in column (c) at December 31, 2002. The Plan is administered by the Board of Directors. It authorizes the automatic grant of an option to each newly elected non-employee director and thereafter annually to each eligible non-employee director. Options have an exercise price of 100% of the fair market value of the Common Stock on the grant date and expire at the earlier of ten years after grant, one year after termination of service due to death, disability, or retirement, or six months after other terminations (subject to extension if death occurs during the post-termination exercise period). Options become exercisable 20% per year beginning one year after grant, subject to acceleration in the case of death or disability, at a specified date near an optionee's 78th birthday, or in connection with certain change of control transactions. Options may be exercised after termination only to the extent vested at termination, unless otherwise determined by the Board. The Plan also permits discretionary option grants by the Board, with vesting and forfeiture terms set by the Board. The exercise price may be paid in cash or by surrender of previously acquired shares. The Plan also permits directors to elect to receive fees in the form of unrestricted shares of Common Stock or to defer fees in the form of deferred shares, with the number of such shares or deferred shares calculated by dividing the replaced or deferred fees by the then-fair market value of a share of Common Stock.

Employment Contracts and Termination of Employment and Change of Control Arrangements

        The term of employment covered by employment agreements is five years for the Chief Executive Officer ("CEO"), and ranges from two to five years for other executive officers. Under the agreements, an executive may voluntarily terminate employment upon 60 days' notice. The Company may terminate an executive's employment, with or without cause, in accordance with the Company's usual policies and procedures. The agreements provide that, in the event of a termination by the Company without cause, a severance payment will be paid in the amount of 24 months' salary to the Chief Executive Officer, and amounts up to 15 months' salary to other executives. In addition, in the case of any termination of employment other than for cause, the Company will generally provide health care benefits for a period equal to the length of the executive's service or until the executive is eligible for Medicare, whichever occurs first. The agreements provide that, for senior executives, a disability must continue for a specified period of time, up to a maximum of 12 months, before the Company may terminate an executive's employment. In the event of a change in control of the Company, the Chief Executive Officer will be entitled to terminate employment and receive a payment equal to four times his salary and target annual incentive. For executives other than the Chief Executive Officer, if a change in control is not approved by the Board of Directors, or if a change in control is approved by the Board but within two years thereafter the executive is terminated without cause, demoted, provided reduced compensation or required to relocate, the executive will be entitled to receive a payment equal to a multiple of salary and target annual incentive compensation. Such multiple will be approximately three in the case of senior executives, and lower multiples for less senior executives. In addition, if "golden parachute" excise taxes apply to compensation paid by the Company, the Company will provide a gross-up payment sufficient to cause the after-tax value of the compensation and the gross-up payment to the executive to be the same as if no such excise tax had applied. The employment agreements contemplate annual adjustments in compensation based on job duties, performance goals and objectives, and other reasonable standards deemed appropriate by the Committee. The agreements restrict each executive's use and disclosure of confidential information, interference with the Company's business relationships and competition with the Company, including an agreement that, for a one-year period following any termination of employment, the executive is prohibited from working for any competitor which operates in Nevada.

        As described in footnote 4 to the table entitled Option/SAR Grants In Fiscal Year 2002, the exercisability of options granted to named executives is accelerated in the event of certain changes in control of the Company.

Supplemental Executive Retirement Plan

        The following table shows the approximate amounts of annual retirement income that would be payable under the Supplemental Executive Retirement Plan (the "Supplemental Plan"), to executives covered by it based on various assumptions as to final average compensation and years of service, assuming benefits are paid out over 15 years:

	Estimated Annual Benefits Based on Credited Years of Service of
Final Average Compensation
	5 Years	10 Years	15 Years	20 Years	30 Years
$200,000	$34,875	$69,750	$104,625	$139,500	$139,500
400,000	67,500	135,000	202,500	270,000	270,000
600,000	101,250	202,500	303,750	405,000	405,000
900,000	151,875	303,750	455,625	607,500	607,500
1,200,000	195,750	391,500	587,250	783,000	783,000
1,800,000	293,625	587,250	880,875	1,174,500	1,174,500
2,400,000	391,500	783,000	1,174,500	1,566,000	1,566,000
2,800,000	456,750	913,500	1,370,250	1,827,000	1,827,000

        Final average compensation generally means the average of the three highest years of compensation out of the last five years, with compensation being generally the amounts reported as salary and bonus in the Summary Compensation Table.

        The Company's Supplemental Plan provides retirement benefits for selected executive officers. Under the Supplemental Plan, each executive selected for participation generally will be entitled to receive annual payments, following retirement, disability, or certain other terminations of employment, for a 15-year period, equal to 3.75% of his or her "final average compensation" (as defined) for each year of service credited to the executive up to 20 years, reduced by an amount equal to the annualized payout over a 15-year period that would be payable to the executive as a result of Company contributions under the 401(k) Plan and the Deferred Compensation Plan, but not reduced for social security payments or other offsets. An executive's right to benefits under the Supplemental Plan vests when five years of service have been credited or earlier upon the executive's death or disability or upon occurrence of a change in control (defined in the same way as under other compensatory plans). Upon the death of the executive, benefits will be payable for the 15-year period to the executive's beneficiary. Benefits will begin after retirement at or after age 65, a termination at or after age 55 if the executive has ten years of credited service, or a termination due to disability. In the case of other terminations (except a termination for "cause," as defined) prior to a change in control, benefits will begin at the later of termination or the date the executive would have completed ten years of service but for the termination.

        Each of the executives named in the Summary Compensation Table above have been selected for participation in the Supplemental Plan. The credited years of service for such named executives are as follows: Dr. Marlon, 20 years; Mr. Collins, 20 years, Mr. Bunker, 14 years; Mr. Howard, 19 years; and Mr. Palmer, 13 years. An additional year of service will be credited in the event of a termination within six years after a change in control, and the year of service for the year of the change in control will be deemed completed at the time of the change in control. An executive's or beneficiary's benefits are payable in a lump sum in certain circumstances, including following a change in control.

        Other executives of the Company participate in the Supplemental Plan. In addition, there are other executives who participate in the Company's Supplemental Executive Retirement Plan II ("Plan II"). The terms of Plan II are substantially the same as those of the Supplemental Plan except that annual benefits are calculated at a rate reduced by one-third from the level of benefits under the Supplemental Plan. Thus, the amounts of annual retirement income shown in the above table, reduced by one-third, represent the estimated benefits generally available under Plan II.

Compensation Committee and Stock Plan Committee Interlocks and Insider Participation

        The members of the Compensation Committee and the Stock Plan Committee, each of whom is a non-employee Director, are Messrs. Greene, Hartley, Luce, Raggio, Ruthe and Watson. The members of the Compensation subcommittee and Stock Plan subcommittee are Messrs. Greene, Hartley, Luce, Ruthe and Watson.

        Mr. Raggio, who is not a member of either subcommittee, is a shareholder of Jones-Vargas, a Nevada law firm which during 2002 rendered legal services to the Company.

Director Compensation

        Directors who are not officers or employees of the Company are paid $24,000 per annum, plus a $1,000 meeting fee for the first 2 hours, and $500 for each additional hour, for meetings attended. Directors are also paid $1,000 for attendance at each of the Stock Plan Committee, Compensation Committee and Nominating Committee meetings. The members of the Audit Committee are paid $1,000 for the first hour and $500 for each additional hour for attendance at Audit Committee meetings. This policy applies to Messrs. Greene, Hartley, Luce, Raggio, Ruthe and Watson.

        The 1995 Non-Employee Directors' Stock Plan, as amended (the "Directors' Plan"), provides for an automatic grant to each non-employee Director of an option to purchase 10,000 shares of Common Stock. Such grants are made automatically on the date on which a person is first elected to the Board of Directors and on each January 20 thereafter (unless the initial grant occurred within four months prior to such date). The options' exercise price per share is equal to the fair market value of a share on the date of grant. Such options become exercisable (i) as to 20% of the underlying shares on each of the first five anniversaries of the date of grant, (ii) at the date six months prior to the expiration of a Director's term, if such Director continues to serve through such date and will reach age 78 before the expiration of the term, or (iii) immediately (a) if the Director ceases to serve due to death or disability, or (b) upon a change of control more than six months after grant. The options expire at the earliest of (i) ten years after grant, (ii) one year after the optionee ceases to serve as a Director due to death, disability or retirement or (iii) six months after the optionee ceases to serve as a Director for any other reason (the post-termination period is extended for up to one year if the optionee dies during such period). Options not exercisable at or before the time a Director ceases to be a Director are canceled. The Directors' Plan also permits a non-employee Director to elect to forego cash fees that are otherwise payable and receive instead the equivalent value in shares of Common Stock or credits of "deferred stock" that will be settled at a future date by issuance of Common Stock.

        Ms. MacDonald is a non-officer employee of the Company and, therefore, is not compensated separately for her service as a director. Until February 2001, she served as President and Chief Operating Officer of the Company, at which time she assumed part-time duties in the capacity of Chief of Staff. She is compensated under the terms of a five-year employment agreement that provides for base salary, currently at the rate of $228,937 per year, with eligibility for an annual incentive payment equal to 100% of salary, subject to the Company meeting a specified earnings per share target. Because the Company's earnings per share goals were exceeded by over 80%, and in view of other financial performance achieved by the Company, the Committee recommended that an annual bonus award be made to Ms. MacDonald for the year 2002, in the amount of $303,800, which was approximately 133% of her potential authorized bonus. As noted above, in 2002, the Compensation Committee separately authorized a payment of the remaining unpaid portion of Ms. MacDonald's 2001 annual incentive bonus of $22,300, once it determined that the applicable performance criteria had been met. In addition, the approximate value of Ms. MacDonald's perquisites in 2002 was $13,000. Other terms of her employment agreement are similar to those of senior executives described above, including participation in compensatory plans for executives and employees and severance benefits relating to her current position, except that severance payable in connection with a change in control not approved by the Board of Directors or a termination by the Company not for cause or by means of a constructive termination following an approved change in control will equal four times base salary and target annual incentive compensation as in effect in January 2002 under the employment agreement governing her former service as President and Chief Operating Officer.

        During 2002, Mr. Ruthe also received $5,700 as Director's fees for his service as Chairman of the Board of HPN.

Certain Relationships and Related Transactions

        For information concerning Certain Related Transactions with respect to Mr. Raggio, please refer to "Compensation Committee and Stock Plan Committee Interlocks and Insider Participation."

        The Board of Directors authorized the Company to make certain personal loans to Dr. Marlon, our Chairman of the Board and Chief Executive Officer. During 2002, the largest aggregate principal amount outstanding of these borrowings and accrued interest was approximately $5.2 million. During 2002 and 2001, Dr. Marlon made payments of $1.0 million and $898,000, respectively, towards these loans. At March 31, 2003 the outstanding principal and accrued interest on these loans was approximately $4.3 million. The outstanding balance is due December 31, 2003. All borrowed amounts bear interest at a rate equal to the Company's current borrowing rate under its revolving credit facility plus 10 basis points. The amounts outstanding are collateralized by certain of Dr. Marlon's assets and rights to compensation from the Company.

ITEM NO. 2—REAPPROVAL OF BUSINESS CRITERIA USED FOR PERFORMANCE GOALS UNDER THE 1995 LONG-TERM INCENTIVE PLAN

        The Board of Directors recommends that stockholders of the Company reapprove the business criteria used in setting performance objectives for performance awards under the 1995 Long-Term Incentive Plan (the "Incentive Plan"). Although the Incentive Plan was approved by stockholders in 1995, and an amendment approved by stockholders in 1998, reapproval of certain terms of performance goals under the Incentive Plan is advisable so that the Company will be able to continue to claim tax deductions for awards and payouts in 2004 and following years.

Reasons for Stockholder Approval

        As discussed in the Compensation Committee Report on Executive Compensation, the Company generally seeks to preserve its ability to claim tax deductions for compensation paid to executives to the greatest extent practicable. Section 162(m) of the Internal Revenue Code limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the Chief Executive Officer and any of the four other most highly compensated executive officers serving on the last day of the fiscal year (referred to as the "named executive officers"). "Performance-based" compensation that meets certain requirements is not counted against the $1 million deductibility cap, and therefore remains fully deductible.

        The Company is seeking reapproval of the business criteria used to set performance goals for performance-based awards under the Incentive Plan to named executive officers in order to meet a key requirement for such awards to qualify as "performance-based" under Section 162(m). Because stockholder approval of general business criteria, without specifying a fixed level of performance, qualifies performance-based awards under Section 162(m) for a period of approximately five years, reapproval of such business criteria by stockholders will meet the requirements under Section 162(m) until 2008. Stockholder approval of the performance goal inherent in stock options and stock appreciation rights (increases in the market price of stock) under the Incentive Plan is not subject to a time limit under Section 162(m), and so is not subject to this proposal.

Business Criteria Used for Specifying Performance Goals

        The Incentive Plan provides that the Compensation Committee or Stock Plan Committee (the "Committee") may grant awards that may be earned only upon achievement of specific, pre-established performance goals. Such performance goals must be objective and are to be based on one or more of the following criteria: (1) annual return on equity; (2) annual earnings or earnings per share; (3) changes in annual revenues; (4) operating income; (5) total stockholder return; and/or (6) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, and goals relating to acquisitions or divestitures. Any of these business criteria may relate to the Company, or one or more of its subsidiaries, divisions or business units (except with respect to the annual earnings per share and total stockholder return criteria). The performance goals may be calculated without regard to extraordinary items, or the treatment of extraordinary items for purposes of measuring performance may be specified in advance by the Committee. The targeted levels of performance with respect to the business criteria may be established by the Committee in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of comparable companies.

Description of the Incentive Plan

        The following is a brief description of the material features of the Incentive Plan.

        Overview of Types of Awards.    The Incentive Plan authorizes a broad range of awards, including:

  •
  stock options

  •
  stock appreciation rights ("SARs")

  •
  restricted stock, a grant of actual shares subject to a risk of forfeiture and restrictions on transfer

  •
  deferred stock, a contractual commitment to deliver shares at a future date; if such a grant is forfeitable, it may be referred to as "restricted stock units"

  •
  other awards based on Common Stock

  •
  dividend equivalents

  •
  stock-based performance award, which are in effect deferred stock awards that may be earned by achieving specific performance objectives

  •
  cash-based performance awards tied to achievement of specific performance objectives; these include annual incentive awards

  •
  shares issuable in lieu of rights to cash compensation, including under the Company's elective deferred compensation program

        Shares Available under the Incentive Plan.    The Incentive Plan contains two separate share reservations for awards. At April 8, 2003, the Incentive Plan reserved a total of 6,987,925 shares for grants to any participant in the Plan, and 3,181,305 shares for grants to participants who are not directors or executive officers. At April 8, 2003, a total of 6,965,666 shares were subject to outstanding awards under the Incentive Plan, and 1,837,994 shares remained available for future grants. See also "Equity Compensation Plan Information."

        If an award is forfeited, settled in cash, or otherwise terminated without issuance of shares to the participant, the underlying shares will again be available for awards under the Plan. If shares are withheld or surrendered in payment of the exercise price or withholding taxes relating to an award, those shares will be treated as not having been issued and will again be available under the Incentive Plan.

        On April 8, 2003, the last reported sale price of the Company's Common Stock in consolidated trading of New York Stock Exchange-listed securities was $12.63 per share.

        Per-Person Award Limitations.    The Incentive Plan includes limitations on the amount of awards that may be granted to a participant in a given year intended to qualify as "performance-based" compensation not subject to the limitation on deductibility under Section 162(m) of the Code. A participant may, under the Plan, in any year be granted awards intended to qualify as "performance-based" under Section 162(m), including options, SARs, and performance awards denominated in shares with respect to no more than 300,000 shares of stock. In addition, no annual incentive award granted to a participant in respect of any one calendar year may be settled by payment of an amount that exceeds four percent of the Company's pre-tax operating income (determined under generally accepted accounting principles) for that year. The per person limits for stock-based awards and cash-based incentive awards are independent of each other. Non-qualifying awards under the Incentive Plan are not subject to these limits, and they do not limit the Company's ability to enter into compensation arrangements outside of the Incentive Plan.

        Adjustments to Shares Reserved, Awards and Award Limits.    Adjustments to the number and kind of shares subject to each of the share limitations and specified in the share-based annual limit are authorized in the event of a large, special or non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination or other similar corporate transaction or event affecting the Common Stock. Adjustments also will be made to outstanding awards upon occurrence of these events, including to the number of shares subject to an award, any exercise price or share price referenced in the award terms (such as an SAR's base price), and other terms of the award to preserve without enhancing the value of the award. The Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles.

        Eligibility.    Executive officers and other key employees of the Company and its subsidiaries, including any director who is also an executive officer or employee of the Company, and consultants to the Company and its subsidiaries and directors of subsidiaries, are eligible to be granted awards under the Plan. No member of the Committee is eligible to be granted awards under the Plan. At present, approximately 3,500 employees are eligible for awards under the Plan, and approximately 1,600 persons hold outstanding awards under the Plan.

        Administration.    The Plan is administered by the Stock Plan Committee, in the case of Awards relating to stock, and by the Compensation Committee in the case of annual and other cash incentive awards. The Board may appoint any other committee to administer the Plan and may itself act to administer the Plan, in which case references to the "Committee" will be deemed to include the Board. Subject to the terms and conditions of the Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of an cash incentive awards, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of awards, prescribe award agreements, interpret and specify rules and regulations relating to the Plan, and make all other determinations which may be necessary or advisable for the administration of the Plan. The Committee is permitted to delegate authority to executive officers for the granting of awards to employees who are below the executive officer level. Nothing in the Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the executive officers. The Plan provides that Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination or interpretation taken or made in good faith under the Plan.

        Stock Options and SAR.    The Committee is authorized to grant stock options, including both incentive stock options ("ISOs"), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. SARs may also be granted, entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR's designated "base price." The exercise price of an option and the base price of an SAR are determined by the Committee, but generally may not be less than the fair market value of the shares on the date of grant (except as described below). The maximum term of incentive stock options will be ten years, but the Plan does not limit other options or SARs. The times at which each option or SAR will be exercisable and provisions requiring forfeiture of unexercised options at or following termination of employment or upon the occurrence of other events generally are fixed by the Committee. Options may be exercised by payment of the exercise price in cash, shares or other property (which may include through broker-assisted cashless exercise procedures) or by surrender of other outstanding awards having a fair market value equal to the exercise price. Methods of exercise and settlement and other terms of SARs will be determined by the Committee. SARs may be exercisable for shares or for cash, as determined by the Committee.

        Restricted and Deferred Stock/Restricted Stock Units.    The Committee is authorized to grant restricted stock and deferred stock. Prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited in the event of termination of employment in specified circumstances. The Committee will establish the length of the restricted period for awards of restricted stock. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a shareholder of the Company, including the right to vote the shares and to receive dividends, unless otherwise determined by the Committee.

        Deferred stock gives a participant the right to receive shares at the end of a specified deferral period. Deferred stock subject to forfeiture conditions may be denominated as an award of "restricted stock units." The Committee will establish any vesting requirements for deferred stock/restricted stock units granted for continuing services. One advantage of restricted stock units, as compared to restricted stock, is that the period during which the award is deferred as to settlement can be extended past the date the award becomes non-forfeitable, so the Committee can require or permit a participant to continue to hold an interest tied to Common Stock on a tax-deferred basis. Prior to settlement, deferred stock awards, including restricted stock units, carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents will be paid or accrue if authorized by the Committee.

        Other Stock-Based Awards, Stock Bonus Awards, and Awards in Lieu of Other Obligations.    The Incentive Plan authorizes the Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Common Stock. The Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards. In addition, the Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify.

        Performance-Based Awards.    The Committee may grant performance awards, which may be cash-denominated awards or share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Committee. The business criteria that may be used by the Committee to set performance goals that avoid the limitations on tax deductibility under Section 162(m) of the Code are described above.

        One type of performance award that may be granted under the Incentive Plan is annual incentive awards, settleable in cash or in shares upon achievement of preestablished performance objectives achieved during a specified period of up to one year. The Committee generally must establish the terms of annual incentive awards, including the applicable performance goals and the corresponding amounts payable (subject to per-person limits), and other terms of settlement, and all other terms of these awards, not later than 90 days after the beginning of the fiscal year. As stated above, annual incentive awards granted to named executives are intended to constitute "performance-based compensation" not subject to the limitation on deductibility under Code Section 162(m). In order for such an annual incentive award to be earned, one or more of the performance objectives described in the preceding paragraph will have to be achieved. The Committee may specify additional requirements for the earning of such awards.

        Other Terms of Awards.    Awards may be settled in cash, shares, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award, in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of the Company's obligations under the Incentive Plan. The Committee may condition awards on the payment of taxes, such as by withholding a portion of the shares or other property to be distributed in order to satisfy tax obligations. Awards granted under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Committee may permit transfers on a case-by-case basis to beneficiaries during the participant's lifetime, for estate planning or other purposes that are consistent with the incentive purpose of the Plan.

        Awards under the Incentive Plan may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant awards in substitution for, exchange for or as a buyout of other awards under the Incentive Plan, awards under other Company plans or other rights to payment from the Company, and may exchange or buy out outstanding awards for cash or other property. The Committee also may grant awards in addition to and in tandem with other awards or rights. In granting a new award, the Committee may determine that the in-the-money value of any surrendered award may be applied to reduce the exercise price of any option, base price of any SAR, or purchase price of any other award.

        Dividend Equivalents.    The Committee may grant dividend equivalents. These are rights to receive payments equal in value to the amount of dividends paid on a specified number of shares of Common Stock while an award is outstanding. These amounts may be in the form of cash or rights to receive additional awards or additional shares of Common Stock having a value equal to the cash amount. The awards may be granted on a stand-alone basis or in conjunction with another award. Typically, rights to dividend equivalents have been granted in connection with restricted stock units, so that the participant can earn amounts equal to dividends paid on the number of shares covered by the award while the award is outstanding.

        Vesting, Forfeitures, and Related Award Terms.    The Committee may, in its discretion, determine the vesting schedule of options and other awards, the circumstances that will result in forfeiture of awards, the post-termination exercise periods of options and similar awards, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions, or the expiration of any deferral period, of any award. In addition, the Committee may, in its discretion, provide that in the event of a change of control of the Company, outstanding awards granted six months or more prior to such change of control will immediately vest and be fully exercisable and any restrictions, deferral of settlement and forfeiture conditions of such Awards will lapse. A change of control means an event in which (i) the Company shall merge or consolidate with any other corporation and shall not be the surviving corporation; (ii) the Company shall transfer all or substantially all of its assets to any other person; or (iii) any person shall have become the beneficial owner of more than 50% of the voting securities of the Company.

        Amendment and Termination of the Plan.    The Board of Directors may amend, alter, suspend, discontinue, or terminate the Plan or the Committee's authority to grant awards thereunder without stockholder approval unless required by law, regulation, stock exchange rules, or deemed advisable. Under its proposed rules, The New York Stock Exchange would require stockholder approval of material modifications to plans such as the Incentive Plan. Stockholder approval will not necessarily be required for amendments which might increase the cost of the plan or broaden eligibility. Unless earlier terminated, the Plan will terminate at such time that no shares reserved under the Plan remain available and the Company has no further obligation with respect to any outstanding award.

Federal Income Tax Implications of the Incentive Plan

        The Company believes that under current law the following Federal income tax consequences generally would arise with respect to awards under the Incentive Plan. The grant of an option or an SAR will create no federal income tax consequences for the participant or the Company. A participant will not have taxable income upon exercising an option which is an ISO, except that the alternative minimum tax may apply. Upon exercising an option which is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise. Upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received.

        Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant's sale of shares acquired by exercise of an option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax "basis" in such shares. The tax "basis" normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option's exercise. A participant's sale of shares acquired by exercise of an SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the tax "basis" in the shares, which normally is the amount he or she recognized as ordinary income in connection with the SAR's exercise.

        The Company normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with an option or SAR, but no tax deduction relating to a participant's capital gains. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods prior to selling the shares.

        With respect to awards other than options and SARs that result in a transfer to the participant of cash or shares or other property, if no restriction on transferability or substantial risk of forfeiture applies to the transferred amounts, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares or other property actually received at the time received. If the Company grants an award of deferred stock or permits the participant to elect to defer receipt of cash or shares under a Plan award, the participant will defer the time he or she becomes subject to income tax, and the Company's right to claim a tax deduction will be likewise deferred. If a restriction on transferability and substantial risk of forfeiture applies to shares or other property transferred to a participant under an award (such as, for example, restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In all cases, the Company generally can claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed in the following paragraph. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.

        As discussed above, compensation that qualifies as "performance-based" compensation is excluded from the $1 million deductibility cap of Code Section 162(m), and therefore remains fully deductible by the Company. Under the Incentive Plan, options and SARs granted with an exercise price or base price at least equal to 100% of fair market value of the underlying stock at the date of grant, annual incentive awards to employees the Committee expects to be named executive officers at the time compensation is received, and certain other awards which are conditioned upon achievement of performance goals are intended to qualify as such "performance-based" compensation. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the Incentive Plan will be fully deductible under all circumstances. In addition, other awards under the Incentive Plan generally will not so qualify, so that compensation paid to certain executives in connection with such awards may, to the extent it and other compensation subject to the Section 162(m) deductibility cap exceed $1 million in a given year, not be deductible by the Company as a result of Section 162(m).

        The foregoing provides only a general description of the application of federal income tax laws to certain awards under the Incentive Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Incentive Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the Incentive Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address the effects of other federal taxes (including possible "golden parachute" excise taxes) or taxes imposed under state, local, or foreign tax laws.

New Plan Benefits Under the Incentive Plan

        Awards granted to date under the Incentive Plan will be generally unaffected by the action of stockholders relating to reapproval of the business criteria used for performance awards under the Plan. Future awards under the Incentive Plan will be granted in the discretion of the Committee, so the type, number, recipients and other terms of such awards generally cannot be determined at this time. Annual incentive awards and equity awards granted in the 2000-2002 period to the named executives as of December 31, 2002, are shown above in the Summary Compensation Table, and other information relating to such Awards is set forth in the "Compensation Committee Report" and under the caption "Stock Options" above.

        The only current authorized incentive award that will be directly affected by the vote of stockholders is the annual incentive award for Dr. Marlon that may be earned by performance in 2003. The following table sets forth the maximum dollar value of the annual incentive award authorized under the Plan in respect of the 2003 performance year to be awarded to Dr. Marlon. The Committee has established a performance goal for 2003 for determination of such annual incentive award. The terms of the annual incentive award authorization for 2003 are similar to those for 2002, as discussed above in the "Compensation Committee Report on Executive Compensation." No amount will be payable if the specified performance goal is not attained. The Committee retains discretion to adjust any potential award amount downward, but not to adjust amounts upward.

New Plan Benefits 1995 Long-Term Incentive Plan, as Amended and Restated
Name and Position
Maximum Payout for Performance at Specified Level
Anthony M. Marlon	$2,000,000
Chairman of the Board, Chief Executive Officer and President

        If stockholders decline to reapprove the business criteria used for performance goals, the incentive award set forth above and similar future performance awards cannot be settled or authorized, to the extent necessary to meet the requirements of Treasury Regulation 1.162-27(e)(4). In other respects, if the Incentive Plan is not approved, the Incentive Plan will remain in effect in accordance with their terms.

        The Board of Directors considers the reapproval of the business criteria used in setting performance goals under the Incentive Plan to be in the best interests of the Company and its stockholders and therefore recommends that stockholders vote FOR approval of this proposal at the Annual Meeting.

ITEM NO. 3—RATIFICATION OF APPOINTMENT OF AUDITORS

Appointment of Auditors

        The Board of Directors has appointed the firm of Deloitte & Touche LLP, independent certified public accountants, as auditors of the Company for the year ending December 31, 2003. Although not required to do so, the Board has determined that it would be desirable to request ratification of this appointment by the holders of Common Stock of the Company. If such ratification is not received, the Board will reconsider the appointment. Representatives of Deloitte & Touche LLP are expected to be present at the 2003 Annual Meeting. They will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions from stockholders.

        The Board of Directors considers Deloitte & Touche LLP to be well-qualified and unanimously recommends that the stockholders vote FOR ratification.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers and persons who beneficially own more than 10% of the Company's outstanding Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5, and to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, the Company's Directors and executive officers complied with all Section 16(a) reporting requirements in a timely fashion during the fiscal year ended December 31, 2002.

OTHER MATTERS

        On the date 45 days before the anniversary of the mailing date of the Company's proxy statement for the 2002 Annual Meeting of Stockholders, the Company had not received notice of any proposal to be submitted by a stockholder for a vote at the 2003 Annual Meeting or notice invoking cumulative voting as to which the persons voting the proxies would exercise discretionary authority. If, however, any further business should properly come before the 2003 Annual Meeting, the proxy holders named on the accompanying proxy card, or their substitutes, will vote on such business in accordance with their best judgment.

PROPOSALS OF STOCKHOLDERS

        Any proposal that a stockholder intends to present at the 2004 Annual Meeting of Stockholders of the Company, expected to be held in May 2004, must be received by the Secretary of the Company at its principal executive offices (2724 North Tenaya Way, P.O. Box 15645, Las Vegas, Nevada 89114-5645) no later than December 20, 2003, for inclusion in the Company's Proxy Statement and proxy for that meeting and must be otherwise in compliance with applicable SEC regulations. If a stockholder intends to present a proposal at the next Annual Meeting of Stockholders of the Company but does not seek to have the proposal included in the Company's Proxy Statement and proxy, for purposes of the SEC regulations, notice must be received by the Company at its principal executive offices no later than March 4, 2004. Use of certified mail is suggested.

ANNUAL REPORT TO STOCKHOLDERS

        The Company's 2002 Annual Report to Stockholders, which includes financial statements for the fiscal year ended December 31, 2002, accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy materials.

        It is important that proxies be returned promptly. Therefore, stockholders are urged to fill in, date, sign and return the enclosed proxy card in the enclosed postage paid envelope.

                      By Order of the Board of Directors,

                      Frank E. Collins
                       Secretary

Dated: April 18, 2003

EXHIBIT A

Audit Committee Charter

        The purpose of this Charter is to set forth the guidelines for the composition, duties, and responsibilities of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Sierra Health Services, Inc. (the "Company").

I.    Committee Purpose

        The Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities. The Committee's primary duties and responsibilities are to:

  •
  Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

  •
  Monitor the independence and performance of the Company's independent auditors and internal audit department.

  •
  Provide an avenue of communication among the independent auditors, management, the internal audit department and the Board.

        The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

        Although the Committee has the powers and responsibilities set forth in this Charter, the role of the Committee is oversight. The members of the Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Committee to conduct audits, to independently verify management's representations, or to determine that the Company's financial statements are complete and accurate, prepared in accordance with generally accepted accounting principles ("GAAP"), or fairly present the financial condition, results of operations, and cash flows of the Company in accordance with GAAP. These are the responsibilities of management and the independent auditors. The Committee's considerations and discussions with management and the independent auditors do not assure that the Company's financial statements are presented in accordance with GAAP, that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, or that the Company's independent auditors are in fact "independent."

II.    Committee Composition

        The Committee members shall meet the requirements of the New York Stock Exchange and the Securities and Exchange Commission ("SEC"). The Committee shall be comprised solely of three or more of the outside directors of the Company, each of whom shall be independent directors, free from any relationship that would interfere with the exercise of his or her independent judgment. The Chairperson shall be selected by the members of the Committee. All members shall be reappointed annually following the Annual Meeting of Stockholders. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise. To the extent possible, at least one Committee member shall be an "audit committee financial expert" as that term is defined by the SEC.

        Audit Committee members shall be appointed by the Board. If a Committee Chairperson is not designated or present, the members of the Committee may designate a Chairperson by majority vote of the Committee membership.

III.  Meeting Schedule

        The Committee shall meet as often as it may deem necessary and appropriate in its judgment, but in no event less than four times per year. A majority of the members shall constitute a quorum. The meetings should be scheduled to precede Board meetings, to be held on the same day, when possible. The Chairperson may call special meetings as circumstances require.

IV.  Committee Responsibilities and Duties

  A.    Review Procedures

  1.
  Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board for approval and have the document published at least every three years in accordance with SEC regulations.

  2.
  Review and discuss with management and the independent auditors the Company's annual audited financial statements to be included in the Company's annual report on Form 10-K, the quarterly financial statements to be included in the Company's Form 10-Q, the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial disclosures to be included in SEC filings, prior to their release. This discussion should include, where appropriate, a discussion about accounting principles, critical accounting estimates, financial statement presentation, significant financial reporting issues and judgments (including off-balance sheet structures and the use of pro forma or non-GAAP financial information), the adequacy of the Company's internal controls, and any regulatory and accounting initiatives, correspondence with regulators, or published reports that raise material issues with respect to, or that could have a significant effect on, the Company's financial statements.

  3.
  Recommend to the Board whether the audited financial statements should be included in the Company's Annual Report on Form 10-K.

  4.
  In consultation with management, the independent auditors and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

  5.
  Oversee the Company's disclosure controls and procedures, including applicable internal controls and procedures for financial reporting, internal controls relating to the authorization of transactions and the safeguarding of assets and, where applicable, shall oversee the correction of internal controls by management to address any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees that are reported to the Committee. In addition, the Committee shall review and discuss the annual internal control report of management and the independent auditors' report on, and attestation to, management's evaluation of internal controls for financial reporting, when those reports are required by SEC rules.

  6.
  Review with financial management and the independent auditors the Company's earnings press releases prior to their release, as well as the types of financial information and earnings guidance provided to analysts and rating agencies.

  B.    Independent Auditors

  1.
  The independent auditors are ultimately accountable to the Audit Committee and the Board. The Committee shall review the independence and performance of the independent auditors and annually recommend to the Board the appointment of the independent auditors or approve any discharge of the independent auditors when circumstances warrant.

  2.
  Approve the fees and other significant compensation to be paid to the independent auditors.

  3.
  Review and approve in advance the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services. Pre-approval of lawfully permitted non-audit services may be pursuant to appropriate policies and procedures established by the Committee for the pre-approval of such non-audit services, provided that any such pre-approved non-audit services are reported to the full Committee at its next regularly scheduled meeting.

  4.
  On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the independent auditors' independence.

  5.
  Review the independent auditors' audit plan—discuss scope, staffing locations, reliance upon management and internal audit, and the general audit approach.

  6.
  Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors, including a discussion of any audit problems or difficulties, such as any restrictions on the scope of the independent auditors' activities or on access to requested information, and management's response to same. Discuss with the independent auditors any other matters required to be brought to its attention under auditing standards (e.g., SAS 61 and Independent Standards Board No. 1) and resolve any disagreements between the independent auditors and management.

  7.
  Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

  C.    Management Letter

  The Committee shall review the independent auditors' annual letter to management regarding any weaknesses in internal control and constructive service suggestions for improvements in financial or operating matters. Management shall prepare a response to such letter for review by the Committee.

  D.    Internal Audit Department and Legal Compliance

  1.
  The Assistant Vice President, Internal Audit shall report to the Audit Committee functionally and to the Chief of Staff administratively.

  2.
  Review the budget, plan, changes in plan, activities, organizational structure and qualifications of the internal audit department, as needed.

  3.
  Review the appointment, performance, and replacement of the senior internal audit executive.

  4.
  Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

  5.
  On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the Company's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

  6.
  The Committee shall review periodically the Company's Code of Business Conduct and Ethics, and shall have the sole authority to grant waivers of the Company's Code of Business Conduct and Ethics to the Company's directors and executive officers.

  E.    Other Committee Responsibilities

  1.
  The Committee shall approve procedures for the approval of all related-party transactions involving the Company's executive officers and directors.

  2.
  Annually prepare a report to stockholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

  3.
  Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

  4.
  Maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities. The minutes of all meetings should be available to the Board.

        This Audit Committee Charter is hereby ratified and adopted on the 18th day of March 2003.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 22, 2003
10:00 a.m.

CHAIRMAN'S AUDITORIUM AT THE
SIERRA HEALTH SERVICES CORPORATE COMPLEX
2716 North Tenaya Way
Las Vegas, Nevada 89128

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 22, 2003.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint William J. Raggio and Charles L. Ruthe, or either of them acting singly in the absence of the other, with full power of substitution, the Proxies of the undersigned to represent the undersigned and vote all of the shares of said Common Stock held of record by the undersigned at April 4, 2003, or which the undersigned otherwise would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held May 22, 2003 and at any adjournments or postponements thereof.

See reverse for voting instructions.

\*/ Please detach here \*/

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of directors: Two year terms:	01 Thomas Y. Hartley 02 Michael E. Luce	03 Anthony M. Marlon, M.D. 04 Anthony L. Watson	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number of the withheld nominee(s) in the box provided to the right.)

2.	To reapprove the business criteria used for setting performance goals under the 1995 Long-Term Incentive Plan, in order to qualify certain awards for tax deductibility until 2008.	☐	For	☐	Against	☐	Abstain

3.	To ratify the appointment of Deloitte & Touche LLP as the Company's auditors for 2003.	☐	For	☐	Against	☐	Abstain

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3.

Address Change? Mark Box ☐ Indicate changes below:		Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

QuickLinks

IMPORTANT
VOTING OF PROXY; REVOCATION
EXPENSES OF SOLICITATION
VOTING SECURITIES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
  ITEM NO. 1—ELECTION OF DIRECTORS
NOMINEES FOR ELECTION AS DIRECTORS
CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE 2004 ANNUAL MEETING
EXECUTIVE OFFICERS OF THE COMPANY
CORPORATE GOVERNANCE
COMPARATIVE STOCK PRICE PERFORMANCE
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* AMONG SIERRA HEALTH SERVICES, INC., THE S & P 500 INDEX AND A PEER GROUP
SUMMARY COMPENSATION TABLE
OPTION/SAR GRANTS IN FISCAL YEAR 2002
Equity Compensation Plan Information
  ITEM NO. 2—REAPPROVAL OF BUSINESS CRITERIA USED FOR PERFORMANCE GOALS UNDER THE 1995 LONG-TERM INCENTIVE PLAN
  ITEM NO. 3—RATIFICATION OF APPOINTMENT OF AUDITORS
COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934
OTHER MATTERS
PROPOSALS OF STOCKHOLDERS
ANNUAL REPORT TO STOCKHOLDERS
  EXHIBIT A
Audit Committee Charter